EXHIBIT 5.1
February 2, 2007
Board of Directors
American Ecology Corporation
Lakepointe Centre I,
300 E. Mallard, Suite 300
Boise, Idaho 83706
          We have acted as counsel for American Ecology Corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, covering 400,000 shares of Common Stock, $0.01 par value, (the “Shares”) of the Company issuable under the Company’s 2005 Non-Employee Director Compensation Plan and the 2006 Restricted Stock Plan (collectively, the “Plans”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.
          Based on the foregoing, it is our opinion that:
          1. The Company is a corporation validly existing under the laws of the state of Delaware; and
          2. The Shares have been duly authorized and, when issued pursuant to the Plans and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Stoel Rives LLP
Stoel Rives LLP